Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

PEOPLES-SIDNEY FINANCIAL CORPORATION

Dated as of June 14, 2022

TABLE OF CONTENTS

SECTION 1	THE MERGER	2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of PPSF Shares	2
1.6	Dissenters Rights	5
1.7	F&M Shares	5
1.8	Articles of Incorporation Surviving Company	5
1.9	Code of Regulations of Surviving Bank	5
1.10	Names, Offices and Management	5
1.11	Tax Consequences; Continuity of Interest	5
1.12	Right to Revise Merger	6
1.13	Bank Merger	6
1.14	Additional Actions	6

SECTION 2	EXCHANGE OF SHARES	6
2.1	F&M to Make Shares and Cash Available	6
2.2	Exchange of PPSF Certificates, Election Forms	7

SECTION 3	REPRESENTATIONS AND WARRANTIES OF PPSF AND PEOPLES BANK	9
3.1	Organization and Authority	9
3.2	Authorization	9
3.3	Capitalization	11
3.4	Organization Documents	11
3.5	Compliance with Law	12
3.6	Accuracy of Statements	12
3.7	Litigation and Pending Proceedings	12
3.8	Financial Statements	13
3.9	Absence of Certain Changes	13
3.10	Absence of Undisclosed Liabilities	13
3.11	Title to Assets	14
3.12	Loans and Investments	14
3.13	Employee Benefit Plans	15
3.14	Obligations to Employees	17
3.15	Taxes, Returns and Reports	18
3.16	Deposit Insurance	19
3.17	Reports	19
3.18	Absence of Defaults	19
3.19	Tax and Regulatory Matters	19
3.20	Real Property	20
3.21	Securities Law Compliance	21
3.22	Broker’s or Finder’s Fees	21

i

3.23	Shareholder Rights Plan	21
3.24	Indemnification Agreements	21
3.25	Agreements with Regulatory Agencies	22
3.26	Nonsurvival of Representations and Warranties	22
3.27	No Other Representations or Warranties	22

SECTION 4	REPRESENTATIONS & WARRANTIES OF F&M AND F&M BANK	22
4.1	Organization and Qualification	22
4.2	Authorization	22
4.3	Capitalization	23
4.4	Organizational Documents	24
4.5	Compliance with Law	24
4.6	Accuracy of Statements	25
4.7	Litigation and Pending Proceedings	25
4.8	Financial Statements	25
4.9	Absence of Certain Changes	25
4.10	Taxes, Returns and Reports	26
4.11	Deposit Insurance	26
4.12	Reports	26
4.13	Absence of Defaults	27
4.14	Tax and Regulatory Matters	27
4.15	Securities Law Compliance	27
4.16	Broker’s or Finder’s Fees	27
4.17	Agreements with Regulatory Agencies	27
4.18	Sufficient Funds	27
4.19	No Shareholder Approval	28
4.20	Nonsurvival of Representations and Warranties	28
4.21	No Other Representations or Warranties	28

SECTION 5	COVENANTS OF PPSF	28
5.1	Shareholder Approval	28
5.2	Other Approvals	28
5.3	Conduct of Business	29
5.4	Preservation of Business	31
5.5	Other Negotiations	31
5.6	Announcement; Press Releases	32
5.7	PPSF Disclosure Letter	32
5.8	Confidentiality	32
5.9	Cooperation	33
5.10	PPSF Fairness Opinion	33
5.11	Financial Statements and Other Reports	33
5.12	Adverse Actions	33
5.13	Employment Agreements	33
5.14	401(k) Plan and ESOP	33

SECTION 6	COVENANTS OF F&M	34
6.1	Approvals	34
6.2	Employee Benefit Plans	35
6.3	Announcement; Press Releases	36
6.4	Confidentiality	36
6.5	Directors and Officers Insurance	37
6.6	SEC and Other Reports	38
6.7	F&M Disclosure Letter	38
6.8	Adverse Actions	38
6.9	Cooperation	38
6.10	Preservation of Business	39

SECTION 7	CONDITIONS PRECEDENT TO THE MERGER	39
7.1	Shareholder Approval	39
7.2	Registration Statement Effective	39
7.3	Tax Opinions	39
7.4	Regulatory Approvals	40
7.5	Officer’s Certificate	40
7.6	Secretary’s Certificate	40
7.7	No Judicial Prohibition	40
7.8	PPSF Fairness Opinion	40
7.9	Termination of Employment Agreements	40
7.10	Exchange Fund	40
7.11	D & O Tail Insurance	41
7.12	Financial Test	41
7.13	Miscellaneous	41

SECTION 8	TERMINATION OF MERGER	41
8.1	Manner of Termination	41
8.2	Effect of Termination	42

SECTION 9	EFFECTIVE TIME OF THE MERGER	43

SECTION 10	MISCELLANEOUS	43
10.1	Effective Agreement	43
10.2	Waiver; Amendment	43
10.3	Notices	44
10.4	Headings	44
10.5	Severability	44
10.6	Counterparts	45
10.7	Governing Law	45
10.8	Entire Agreement	45
10.9	Expenses	45
10.10	Securityholder Litigation	45
10.11	Certain Definitions	45
10.12	Survival of Contents	45

Exhibits

Exhibit A –Bank Merger Agreement
Exhibit B – Voting Agreement

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

PEOPLES-SIDNEY FINANCIAL CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered as of June 14, 2022, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”), and PEOPLES-SIDNEY FINANCIAL CORPORATION a Delaware corporation (“PPSF”).

W I T N E S E T H:

WHEREAS, F&M is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Archbold, Ohio;

WHEREAS, The Farmers & Merchants State Bank (“F&M Bank”) is a commercial bank organized and existing under the laws of the State of Ohio, with its principal place of business in Archbold, Ohio and is a wholly owned subsidiary of F&M;

WHEREAS, PPSF is a registered savings and loan holding company under the Home Owners’ Loan Act, as amended, with its principal place of business in Sidney, Ohio;

WHEREAS, Peoples Federal Savings and Loan Association (“Peoples Bank”) is a federal savings and loan association organized and existing under the laws of the United States and is a wholly owned subsidiary of PPSF;

WHEREAS, it is the desire of F&M and PPSF to effect a transaction whereby PPSF will merge with and into F&M (the “Merger”);

WHEREAS, the Boards of Directors of F&M and PPSF have approved the Merger and this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and F&M and PPSF desire to and hereby adopt this Agreement as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, F&M and PPSF hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows.

SECTION 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the provisions of Title 17 of the Ohio Revised Code, as amended, the Ohio General Corporation Law (the “OGCL”) and Title 8 of the Delaware General Corporation Law (the “DGCL”) at the Effective Time, PPSF shall be merged with and into F&M, which shall be the survivor of the Merger (the “Surviving Corporation”), and which shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of PPSF will terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 7 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, F&M will cause to be filed certificates of merger (collectively the “Certificate of Merger”) with the Ohio Secretary of State and the Delaware Secretary of State. The Merger will become effective as of the date and time specified in the Certificate of Merger (such date and time the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the OGCL and the DGCL. The title to all assets, real estate and other property owned by F&M and PPSF shall vest in the Surviving Corporation without reversion or impairment. All liabilities of PPSF shall be assumed by the Surviving Corporation.

1.5 Conversion of PPSF Shares. At the Effective Time, by virtue of the Merger and without any action on the part of F&M, PPSF or the holder of any shares of PPSF:

(a) Subject to Sections 1.6 and 2.2, each share of PPSF common stock, $0.01 par value (“PPSF Common Stock” or “PPSF Shares”), except for PPSF Shares owned by PPSF as treasury stock or otherwise owned by PPSF or F&M (in each case other than PPSF Shares (i) held in any Employee Plans (as defined in Section 3.13) or related trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity or (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)), and Dissenting Shares, will be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, one of the following (collectively, the “Merger Consideration”):

(i) $24.00 in cash (the “Cash Consideration”) for each PPSF Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Cash Election”) (such PPSF Shares collectively, “Cash Election Shares”); or

(ii) 0.6597 (the “Exchange Ratio”) shares, no par value, of F&M common stock (“F&M Common Stock” or “F&M Shares”) and such F&M Shares (the “Stock Consideration”) for each PPSF Share with respect to which an election to receive F&M Shares has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Stock Election”) (such PPSF Shares collectively, “Stock Election Shares”); or

(iii) for each PPSF Share, other than PPSF Shares as to which a Cash Election or a Stock Election has been effectively made and not revoked (collectively, the “Non-Election Shares”), the right to receive from F&M such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.5(b).

(b) (i) Notwithstanding any other provision contained in this Agreement, but subject to Section 1.11, the total number of PPSF Shares exchanged for F&M Shares pursuant to Section 1.5(a) shall be no less than 758,566 (the “Minimum Aggregate Total Stock Election”).

(ii) As soon as practicable on or within not more than two business days after the Effective Time, F&M will cause a bank or trust company designated by F&M (the “Exchange Agent”) to effect the allocation among holders of PPSF Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1) If the aggregate number of PPSF Shares with respect to which Stock Elections are made (the “Stock Election Number”) is equal to or exceeds the Minimum Aggregate Total Stock Election, then all Cash Election Shares and all Non-Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration; and

(2) If the Stock Election Number is less than the Minimum Aggregate Total Stock Election then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the number of additional PPSF Shares necessary to be exchanged for the Stock Consideration in order to cause the Minimum Aggregate Total Stock Election to be satisfied (“Shortfall Number”), is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(c) No certificate or scrip representing a fractional F&M Share shall be issued in the Merger. Each holder of PPSF Shares who would otherwise be entitled to receive a fractional F&M Share shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the F&M Average Price (as defined below) by the fractional share of F&M Share to which such holder of PPSF Common Stock would otherwise be entitled. No such holder of a fractional F&M Share shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “F&M Average Price” shall mean the average closing price of a share of F&M Common Stock as reported by Nasdaq for the ten (10) days that F&M Common Stock trades on the NASDAQ Global Select Market preceding the tenth (10th) calendar day prior to the Effective Time.

(d) Any treasury shares held by PPSF and any PPSF Shares owned by F&M for its own account will be cancelled and retired at the Effective Time, and no consideration will be issued in exchange.

(e) All of the PPSF Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.5 will no longer be outstanding and will automatically be cancelled and cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of PPSF Shares) previously representing any such PPSF Shares will thereafter represent only the right to receive the Merger Consideration described in this Section 1.5. Old Certificates previously representing PPSF Shares that are to receive the Stock Consideration will be exchanged for certificates or, at F&M’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”) representing whole F&M Shares as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding PPSF Shares or F&M Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of PPSF Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit F&M or PPSF to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding PPSF Shares held by a person who has not voted in favor of, or consented to, the adoption of this Agreement (each, a “Dissenting Shareholder”) and who has otherwise complied with all the provisions of the DGCL concerning the right of holders of PPSF Shares to require payment of the fair cash value of such PPSF Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a Dissenting Shareholder, in any case pursuant to the DGCL, each of such Dissenting Shareholder’s PPSF Shares will be treated as though such PPSF Shares had been converted into the right to receive the Stock Consideration and/or Cash Consideration as determined in F&M’s sole discretion. PPSF will promptly notify F&M of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 262 of the DGCL. Prior to the Effective Time, PPSF will not, except with the prior written consent of F&M, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 262 of the DGCL.

1.7 F&M Shares. At and after the Effective Time, each F&M Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and not be affected by the Merger.

1.8 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of F&M (the “F&M Articles”), as in effect at the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Code of Regulations of Surviving Corporation. At the Effective Time, the Code of Regulations of F&M (the “F&M Code of Regulations”), as in effect immediately prior to the Effective Time, will be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Name, Offices, and Management. The name of the Surviving Corporation shall continue to be “Farmers & Merchants Bancorp, Inc.” Its principal office shall be located at 307 North Defiance Street, Archbold, Ohio 43502. The members of the Board of Directors of F&M immediately prior to the Effective Time shall continue as the members of the Board of Directors of the Surviving Corporation, until such time as their successors are elected and qualified. The officers of F&M immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation.

1.11 Tax Consequences; Continuity of Interest. It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Notwithstanding any other provision in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.3(a) or 7.3(b) cannot be rendered (as reasonably determined by Shumaker, Loop & Kendrick, LLP and Vorys, Sater, Seymour and Pease LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Minimum Aggregate Total Stock Consideration shall be increased to the minimum extent necessary to enable the relevant tax opinion to be rendered.

1.12 Right to Revise Merger. The parties may, at any time, change the method of effecting the Merger if and to the extent the parties deem such change to be desirable; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of PPSF specified in Section 1.5(a) hereof as a result of the Merger, except in accordance with the terms of Section 1.5(a) and 1.5(b) hereof; (b) adversely affect the tax treatment to the shareholders of PPSF; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

1.13 Bank Merger. PPSF and Peoples Bank will cooperate with F&M and F&M Bank to cause Peoples Bank to merge with and into F&M Bank (the “Bank Merger”) pursuant to a Bank Merger Agreement, the form of which is attached hereto as Exhibit “A”, immediately after the Effective Time. PPSF agrees to cooperate, and shall cause Peoples Bank to cooperate, and join in with F&M and F&M Bank in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of F&M and F&M Bank together with such approvals applicable to PPSF and Peoples Bank, necessary or appropriate to obtain regulatory, corporate and other approvals of the Bank Merger in a timely manner.

1.14 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of PPSF, or (b) otherwise carry out the purposes of this Agreement, PPSF and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of PPSF or otherwise to take any and all such action.

SECTION 2

EXCHANGE OF SHARES

2.1 F&M to Make Shares and Cash Available. At or prior to the Effective Time, F&M will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 2, a sufficient amount of cash to be paid in exchange for PPSF Shares that are to receive the Cash Consideration, and a sufficient number of F&M Shares to be exchanged for the PPSF Shares that are to receive the Stock Consideration (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held in trust for holders of PPSF Shares until distributed to such holders pursuant to this Agreement.

2.2 Exchange of PPSF Certificates; Election Forms.

(a) Prior to the Election Period, the Exchange Agent will mail to each holder of record of PPSF Shares a form letter of transmittal and instructions for use in surrendering for exchange the Old Certificates, together with an election form (“Election Form”). Holders of uncertificated PPSF Shares shall be mailed an Election Form. The letter of transmittal will specify that the risk of loss and title to the Old Certificates will pass only upon delivery of such Old Certificates as specified in the letter of transmittal. Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Stock Consideration with respect to any number of such holder’s PPSF Shares specified in the Election Form, (ii) elect to receive the Cash Consideration with respect to any number of such holder’s PPSF Shares specified in the Election Form, or (iii) indicate that such holder makes no election as to such holder’s PPSF Shares. For purposes of this Agreement, the term “Election Period” will mean the period as F&M and PPSF may agree, during which holders of PPSF Shares may validly elect the form of Merger Consideration to be received for PPSF Shares, occurring between (i) the date of mailing of the proxy materials related to the meeting of shareholders of PPSF (the “Proxy Materials”), which will be included as a part of the registration statement on Form S-4 to be filed by F&M with the Securities and Exchange Commission (the “SEC”) and (ii) the tenth business day immediately preceding the Effective Time. Any election will have been properly made only if the Exchange Agent has actually received a properly completed Election Form accompanied by one or more Old Certificates, if such PPSF Shares are certificated, by 5:00 p.m. Eastern Time on the last day of the Election Period (the “Election Deadline”). A submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such revocation or change is actually received by the Exchange Agent by the Election Deadline. PPSF Shares as to which a holder does not submit a properly completed Election Form accompanied by, if applicable, Old Certificates by the Election Deadline will be Non-Election Shares. The Exchange Agent will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(b) All payments made upon the surrender of Old Certificates pursuant to this Agreement will be deemed to have been made in full satisfaction of all rights pertaining to the PPSF Shares evidenced by such Old Certificates.

(c) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or F&M, in their sole discretion, the posting by such person of a bond in such amount as F&M may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Cash Consideration and/or Stock Consideration (and cash in lieu of fractional F&M Share interests, if any) deliverable in respect thereof.

(d) Promptly, and not more than five business days following the Effective Time, the Exchange Agent will deliver to each holder of PPSF Shares of record immediately prior to the Effective Time (other than Dissenting Shares) who has surrendered Old Certificates (and to all holders of uncertificated PPSF Shares) the Merger Consideration, and any applicable dividends or distributions pursuant to subsection (f) below, to which such holder is entitled. For certificated PPSF Shares, no payment will be made until the Old Certificate(s) representing such PPSF Shares are surrendered or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. After the Effective Time and until surrendered, an Old Certificate will represent only the right to receive the Merger Consideration to which the holder is entitled pursuant to Section 1.5, and any applicable dividends or distributions pursuant to subsection (f) below. If any New Certificate representing F&M Shares is to be issued in a name other than that in which the Old Certificate(s) surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Old Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a New Certificate representing F&M Shares in any name other than that of the registered holder of the Old Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) None of F&M, PPSF, or Exchange Agent will be liable to any former holder of PPSF Shares for any payment of the Merger Consideration, any cash in lieu of a fractional F&M Share interest or any dividends or distributions with respect to F&M Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(f) No dividends or other distributions declared after the Effective Time with respect to F&M Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until it is surrendered by the holder thereof or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an Old Certificate, the record holder will be entitled to receive from F&M any dividends or other distributions, without any interest thereon, that became payable to the holders of record after the Effective Time with respect to any F&M Shares represented by such Old Certificate.

(g) After the Effective Time, there will be no further registration or transfer of PPSF Shares on the stock transfer books of PPSF. In the event that, after the Effective Time, PPSF Shares (or the Old Certificates representing them) are presented for transfer, they will be cancelled and exchanged as provided in this Section 2.

(h) F&M or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as F&M or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by F&M or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PPSF Shares.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of PPSF Shares for one year after the Effective Time shall be paid to F&M. Any former shareholders of PPSF who have not exchanged their Old Certificates pursuant to this Section 2 may look only to F&M for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the F&M Shares deliverable in respect of each former PPSF Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(j) The Surviving Corporation may from time to time waive one or more of the rights provided to it in this Section 2 to withhold certain payments, deliveries and distributions; and no such waiver will constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PPSF AND PEOPLES BANK

PPSF hereby makes the representations and warranties set forth below to F&M with respect to PPSF and Peoples Bank. For the purposes of this Agreement, “PPSF Disclosure Letter” is defined as the letter referencing Section 3 of this Agreement which shall be prepared by PPSF and delivered to F&M contemporaneously with the execution of this Agreement.

3.1 Organization and Authority.

(a) PPSF is a Delaware corporation organized and validly existing under the laws of the State of Delaware and is a registered savings and loan holding company. PPSF has the power and authority (corporate and otherwise) to conduct its business in the manner and by the means conducted as of the date hereof. Except for Peoples Bank, PPSF has no subsidiaries. PPSF is subject to primary federal regulatory supervision and regulation by the Board of Governors of the Federal Reserve (the “FRB”).

(b) Peoples Bank is a federal stock savings and loan association duly organized and validly existing under the laws of the United States. Peoples Bank has the power and authority (corporate and otherwise) to conduct its business in the manner and by the means conducted as of the date hereof. Peoples Bank has no subsidiaries. Peoples Bank is subject to primary federal regulatory supervision and regulation by the Office of the Comptroller of the Currency (the “OCC”).

3.2 Authorization.

(a) PPSF has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 7. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of PPSF, subject to the conditions precedent set forth in Section 7 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The Board of Directors of PPSF has unanimously approved the Merger pursuant to the terms and conditions of this Agreement. Each of the members of the Board of Directors of PPSF has agreed to execute the Voting Agreement in the form of Exhibit B attached hereto.

(b) Except as set forth in the PPSF Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 7 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under PPSF’s or Peoples Bank’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which PPSF or Peoples Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of PPSF or Peoples Bank, the result of which would have a Material Adverse Effect; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which PPSF or Peoples Bank is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, PPSF or Peoples Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purposes of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of PPSF and Peoples Bank, or F&M and F&M Bank, in each case taken as a whole, as applicable, or (ii) would materially impair the ability of PPSF or Peoples Bank, F&M or F&M Bank, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks, savings and loan associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks, savings and loan associations or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of PPSF and Peoples Bank, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to F&M, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of PPSF and Peoples Bank, or F&M and F&M Bank, as applicable, (h) the impact of the COVID-19 pandemic on the representations, warranties or covenants made by, or the operations of PPSF or Peoples Bank, F&M or F&M Bank, and (i) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, or the occurrence or escalation of any military or terrorist attack outside the United States; provided that in no event shall a change in the trading price of the F&M Shares, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c) Other than in connection or in compliance with the provisions of the Home Owners’ Loan Act, Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Ohio banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by PPSF of the transactions contemplated by this Agreement.

(d) Other than those filings, authorizations, consents and approvals referenced in Section 3.2(c) above and except as set forth in the PPSF Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by PPSF of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

3.3 Capitalization.

(a) PPSF has 4,000,000 shares of all classes of capital stock authorized of which 3,500,000 shares are Common Stock with a par value of $.01 per share, and 500,000 of which are serial preferred stock (the “PPSF Preferred Stock”). As of the date of this Agreement, 1,167,025 shares of PPSF Common Stock are issued and outstanding, 503,199 are treasury shares and no shares of PPSF Preferred Stock are issued and outstanding. Such issued and outstanding shares of PPSF Common Stock have been duly and validly authorized by all necessary corporate action of PPSF, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. PPSF has no capital stock authorized, issued or outstanding other than as described in this Section 3.3(a) and, except as set forth in the PPSF Disclosure Letter, PPSF has no intention or obligation to authorize or issue additional shares of its capital stock.

(b) PPSF owns all of the issued and outstanding shares of capital stock of Peoples Bank. Such issued and outstanding capital stock has been duly and validly authorized by all necessary corporate action, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder. All of the issued and outstanding shares of capital stock of Peoples Bank are owned by PPSF free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.

(c) Except as set forth on the PPSF Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, or any debt securities of PPSF, by which PPSF is or may become bound. Except as set forth in the PPSF Disclosure Letter, PPSF has no outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(d) Except as set forth in the PPSF Disclosure Letter, to the knowledge of PPSF’s Management (as defined in Section 10.11), no person or entity beneficially owns 5% or more of the total issued and outstanding PPSF Common Stock.

3.4 Organizational Documents. Except as set forth on the PPSF Disclosure Letter, the Certificate of Incorporation and Bylaws of PPSF and the Charter and Bylaws of Peoples Bank have been delivered to F&M and represent true, accurate and complete copies of such corporate documents of PPSF in effect as of the date of this Agreement.

3.5 Compliance with Law. To the knowledge of PPSF’s Management, neither PPSF nor Peoples Bank has engaged in any activity nor taken or omitted to take any action which has resulted, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on PPSF. PPSF and Peoples Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of its businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on PPSF, and such licenses, franchises, permits and authorizations shall be transferred to F&M or F&M Bank on the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the PPSF Disclosure Letter. Neither PPSF nor Peoples Bank is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of PPSF or Peoples Bank except as otherwise set forth in the PPSF Disclosure Letter. Neither PPSF nor Peoples Bank has received any formal written notice of enforcement actions since January 1, 2019 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any federal, state and local environmental laws or the rules and regulations promulgated thereunder. Neither PPSF nor Peoples Bank has received any notice of enforcement actions since January 1, 2019, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to PPSF or Peoples Bank. Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.6 Accuracy of Statements. To the knowledge of PPSF’s Management, no information which has been or shall be supplied by PPSF with respect to its businesses, operations and financial condition for inclusion in the Proxy Statement, Registration Statement, and regulatory applications relating to the Merger contains or shall contain (in the case of information relating to the Proxy Statement at the time it is mailed and for the regulatory applications and Registration Statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

3.7 Litigation and Pending Proceedings. Except as set forth in the PPSF Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of PPSF’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does PPSF’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of PPSF’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to PPSF or Peoples Bank as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

3.8 Financial Statements.

(a) PPSF’s audited balance sheets as of the end of the two fiscal years ended June 30, 2021 and 2020, the unaudited consolidated balance sheet for the nine months ended March 31, 2022 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”), present fairly the consolidated financial condition or position of PPSF as of the respective dates thereof and the consolidated results of operations of PPSF for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2021 and are still outstanding as of the date hereof: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that Peoples Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming Peoples Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming Peoples Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if Peoples Bank is not able to enforce any such security interest or mortgage.

3.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the PPSF Disclosure Letter, since June 30, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the PPSF Disclosure Letter, between the period from June 30, 2021 to the date of this Agreement, PPSF and Peoples Bank have carried on their businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to PPSF’s Common Stock (other than normal quarterly cash dividends or distributions consistent with past practice) or any split, combination or reclassification of PPSF Common Stock or, with the exception of the issuance of shares in connection with the exercise of stock options or the vesting of any performance stock units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for PPSF Common Stock.

3.10 Absence of Undisclosed Liabilities. Except as set forth in the PPSF Disclosure Letter, neither PPSF nor Peoples Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $20,000.00 per year or which may be terminated within 90 days from the date of this Agreement, (c) liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected to have a Material Adverse Effect on PPSF, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments and standby letters of credit made in the ordinary course of Peoples Bank’s business consistent with past practices.

3.11 Title to Assets.

(a) Except as set forth on the PPSF Disclosure Letter, PPSF and Peoples Bank have good and marketable title to all personal property reflected in the June 30, 2021 Financial Information, good and marketable title to all other properties and assets which PPSF or Peoples Bank purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in PPSF’s or Peoples Bank’s business, and good and marketable title to all property and assets acquired since June 30, 2021, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by PPSF and Peoples Bank of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

3.12 Loans and Investments.

(a) Except as set forth in the PPSF Disclosure Letter, there is no loan of Peoples Bank in excess of $25,000.00 that, as of March 31, 2022, with respect to classified loans and special mention loans and marginally pass loans, that (i) has been classified by Peoples Bank, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) has been identified by PPSF Management to be 90 days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of PPSF’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the PPSF Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by PPSF since June 30, 2021 are subject to any restrictions, whether contractual or statutory, which materially impairs the ability of PPSF to dispose freely of such investment at any time. Except as set forth in the PPSF Disclosure Letter, PPSF is not a party to any repurchase agreements with respect to securities.

3.13 Employee Benefit Plans.

(a) The PPSF Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by PPSF or any other entity, trade or business that, together with PPSF, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“PPSF ERISA Affiliate”), and covers any employee, director or former employee or director of PPSF or any PPSF ERISA Affiliate under which PPSF or any PPSF ERISA Affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to F&M together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above. The PPSF Disclosure Letter also contains a list of all “employee benefit plans,” as defined under ERISA which have been terminated by PPSF or any PPSF ERISA Affiliate since January 1, 2019.

(b) To the knowledge of PPSF’s Management, the Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) Except as disclosed in the PPSF Disclosure Letter, to the knowledge of PPSF’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject PPSF to material taxes or penalties.

(d) To the knowledge of PPSF’s Management, neither PPSF nor any PPSF ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), or to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(e) No purchase of shares of PPSF Common Stock or other securities issued by PPSF by any Employee Plan holding shares of PPSF Common Stock or other securities of PPSF has adversely affected the tax qualification of such Employee Plan or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to any Employee Plan acquiring shares of PPSF Common Stock or other employer securities which has been made by or guaranteed by PPSF or any other disqualified person in connection with any purchase of such shares, satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) of the Code and Treasury Regulation Section 54-4975-7(b), and, in particular, all shares of PPSF Common Stock purchased by any Employee Plan were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(f) Except as disclosed in the PPSF Disclosure Letter, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to PPSF, Peoples Bank or any PPSF ERISA Affiliate.

(g) Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the PPSF Disclosure Letter, PPSF and/or any PPSF ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a pre-approved plan sponsor) and has furnished to F&M copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(h) Except as disclosed in the PPSF Disclosure Letter, no Employee Plan maintained or contributed to by PPSF or any ERISA Affiliate is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject PPSF or any PPSF ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Except as disclosed in the PPSF Disclosure Letter, there exist no facts or circumstances that could subject PPSF, or any PPSF ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither PPSF nor any PPSF ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(i) No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of PPSF’s Management, have been threatened to be filed in a court of law.

(j) For all calendar months since January 1, 2019, in which PPSF or any PPSF ERISA Affiliate was an “applicable large employer” subject to Section 4980H of the Code, PPSF or such PPSF ERISA Affiliate has offered to substantially all of its full-time employees (and their dependents) the opportunity to enroll in minimum essential coverage under an eligible employer-sponsored group plan which complies in all material respects with the requirements of the Affordable Care Act. To the knowledge of PPSF’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on PPSF. To the knowledge of PPSF’s Management, PPSF has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan. Except as set forth in the PPSF Disclosure Letter or as required by applicable law, neither PPSF nor any PPSF ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of PPSF or any PPSF ERISA Affiliate.

(k) The PPSF Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is established, maintained or contributed to by PPSF or Peoples Bank and (iii) covers any employee, director or former employee or director of PPSF or Peoples Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to F&M, are hereinafter referred to collectively as the “Benefit Arrangements.” To the knowledge of PPSF’s Management, each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l) Except as set forth in the PPSF Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by PPSF or any PPSF ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by PPSF or any PPSF ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2021.

(m) Except as otherwise provided in the PPSF Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(n) With respect to any Employee Plan which is a deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the PPSF Disclosure Letter and, except as otherwise set forth in the PPSF Disclosure Letter, has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

3.14 Obligations to Employees.

(a) PPSF and Peoples Bank are in compliance in all material respects with all applicable laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar applicable law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(b) Neither PPSF nor Peoples Bank is and has not been a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. Except as set forth in the PPSF Disclosure Letter, all employees of PPSF and Peoples Bank are employed on an “at will” basis, and PPSF and Peoples Bank have no contractual or legal obligations that would prevent PPSF or Peoples Bank from termination the employment of any employee of PPSF or Peoples Bank without liability for severance pay.

(c) Except as set forth in the PPSF Disclosure Letter, all accrued obligations and liabilities of PPSF, including Peoples Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or their heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by PPSF or Peoples Bank for its current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by PPSF or Peoples Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the PPSF Disclosure Letter, all obligations and liabilities of PPSF, including Peoples Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 3.14 are correctly and accurately reflected and accounted for in the books, statements and records of PPSF and Peoples Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

3.15 Taxes, Returns and Reports.

(a) Except as set forth in the PPSF Disclosure Letter, PPSF and Peoples Bank have (a) duly and timely filed all material Tax Returns required to be filed by them as of the date hereof, and each such Tax Return is true, complete and accurate in all material respects; (b) paid all material Taxes due and payable by PPSF or Peoples Bank upon its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed (in each case in writing) against PPSF or Peoples Bank, which amount has not been paid or such matter otherwise resolved. Except for Taxes not yet due and payable, the reserve for Taxes on the Financial Information is adequate to cover all of PPSF’s and Peoples Bank’s Tax liabilities (including, without limitation, income Taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2021. Neither PPSF nor Peoples Bank has nor will they have, any liability for Taxes of any nature for or with respect to the operation of its business from June 30, 2021, up to and including the Effective Time, except to the extent (i) reflected on the Financial Information or on financial statements of PPSF subsequent to the date of the Financial Information or (ii) as set forth in the PPSF Disclosure Letter. PPSF has not received written notice that it is currently under audit by any state or federal Governmental Entity with respect to Taxes. Except as set forth in the PPSF Disclosure Letter, none of the federal, state, or local Tax Returns of PPSF or Peoples Bank has been audited by any Governmental Entity during the past five years.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, and similar charges, fees, levies or like assessments imposed by a Governmental Entity, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.16 Deposit Insurance. The deposits of Peoples Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and Peoples Bank has paid all premiums and assessments with respect to such deposit insurance.

3.17 Reports. Since January 1, 2019, to the knowledge of PPSF’s Management, PPSF and Peoples Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the OCC, (ii) the FRB, and (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of PPSF or Peoples Bank, except where such failure would not have a Material Adverse Effect. All such reports filed by PPSF or Peoples Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

3.18 Absence of Defaults. PPSF is not in violation of its Certificate of Incorporation or Bylaws and Peoples Bank is not in violation of its Charter or Bylaws or, to the knowledge of PPSF’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to PPSF’s or Peoples Bank’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not have a Material Adverse Effect.

3.19 Tax and Regulatory Matters. PPSF has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

3.20 Real Property.

(a) A list of the locations of each parcel of real property owned by PPSF or Peoples Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Peoples Bank for disposition as required by law) is set forth in the PPSF Disclosure Letter under the heading of “PPSF Owned Real Property” (such real property being herein referred to as the “PPSF Owned Real Property”). A list of the location of each parcel of real property leased by PPSF or Peoples Bank is also set forth in the PPSF Disclosure Letter under the heading of “PPSF Leased Real Property” (such real property being herein referred to as the “PPSF Leased Real Property”). PPSF shall update the PPSF Disclosure Letter within 10 days after acquiring or leasing any real property after the date hereof. Collectively, the PPSF Owned Real Property and the PPSF Leased Real Property are herein referred to as the “PPSF Real Property.”

(b) To the knowledge of PPSF’s Management, there is no pending action involving PPSF as to the title of or the right to use any of the PPSF Real Property.

(c) Other than the PPSF Owned Real Property, neither PPSF nor Peoples Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) None of the buildings, structures or other improvements located on the PPSF Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) To the knowledge of PPSF’s Management, none of the buildings, structures or improvements located on the PPSF Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the knowledge of PPSF’s Management, threatened, with respect to any such building, structure or improvement. The PPSF Real Property is suitable for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the PPSF Leased Real Property, to the extent required to be maintained by PPSF) in accordance with reasonable and prudent business practices applicable to like facilities. The PPSF Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto during PPSF’s ownership or tenancy of said property.

(f) Except as set forth on the PPSF Disclosure Letter, and as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the PPSF Owned Real Property and which would not have a Material Adverse Effect, PPSF has, and at the Effective Time will have, good and marketable title to the PPSF Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the PPSF Disclosure Letter and to the knowledge of PPSF’s Management, PPSF has not generated, treated, stored, disposed or released at any PPSF Real Property, any Toxic Substance, except in material compliance with all applicable federal, state and local environmental laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous or toxic substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h) Except as disclosed in the PPSF Disclosure Letter and to the knowledge of PPSF’s Management, there are no underground storage tanks located on, in or under any PPSF Owned Real Property and no such PPSF Owned Real Property has previously contained an underground storage tank. Except as set forth in the PPSF Disclosure Letter, PPSF does not own or operate any underground storage tank at any PPSF Leased Real Property and to the knowledge of PPSF’s Management, no such PPSF Leased Real Property has previously contained an underground storage tank. To the knowledge of PPSF’s Management, no PPSF Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System.

(i) Except as set forth in the PPSF Disclosure Letter and to the knowledge of PPSF’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any PPSF Real Property nor, to the knowledge of PPSF’s Management, are there any other conditions or circumstances affecting any PPSF Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of PPSF’s Management, there are no mechanic’s or materialman’s liens against the PPSF Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the PPSF Leased Real Property in respect of which liens may or could be filed against the PPSF Leased Real Property.

3.21 Securities Law Compliance. The PPSF Common Stock is not listed on any stock exchange and is traded on the OTC Markets Pink Market. To the knowledge of PPSF’s Management, PPSF has complied in all material respects with all applicable federal and state securities laws, statutes, rules and regulations in regard to the issuance of all share of the PPSF Common Stock.

3.22 Broker’s or Finder’s Fees. Except for Boenning & Scattergood, no agent, broker or other person acting on behalf of PPSF or under any authority of PPSF is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

3.23 Shareholder Rights Plan. PPSF does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of PPSF or which may be considered an anti-takeover mechanism except to the extent that the provisions of the PPSF Certificate of Incorporation or Bylaws may have the effect or provide opportunities to do so.

3.24 Indemnification Agreements. Except as set forth in the PPSF Disclosure Letter, neither PPSF nor Peoples Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Certificate of Incorporation or Bylaws (or other organizational documents, as applicable) of PPSF, the Charter and Bylaws of Peoples Bank and applicable law.

3.25 Agreements with Regulatory Agencies. Except as set forth in the PPSF Disclosure Letter in a manner permitted by applicable law, neither PPSF nor Peoples Bank is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the Regulatory Authorities or other governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”).

3.26 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 3 shall expire on the Effective Time or the earlier termination of this Agreement, and thereafter PPSF and all directors and officers of PPSF and Peoples Bank shall have no further liability with respect thereto.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither PPSF nor Peoples Bank makes any other express or implied representation or warranty to F&M.

SECTION 4

REPRESENTATIONS AND

WARRANTIES OF F&M AND F&M BANK

F&M hereby makes the following representations and warranties set forth below to PPSF with respect to F&M and the F&M Subsidiaries. For the purposes of this Agreement, “F&M Disclosure Letter” is defined as a letter referencing Section 4 of this Agreement which shall be prepared by F&M and F&M Bank and delivered to PPSF contemporaneous with the execution of this Agreement.

4.1 Organization and Authority. F&M is a corporation duly organized and validly existing under the laws of the State of Ohio and F&M Bank is a commercial bank duly organized and validly existing under the laws of the State of Ohio. F&M and F&M Bank have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. F&M’s only subsidiaries are F&M Bank and Farmers & Merchants Risk Management, Inc., a Nevada corporation (the “F&M Subsidiaries”). None of the F&M Subsidiaries has subsidiaries. F&M Bank is subject to primary federal regulatory supervision and regulation by the FDIC.

4.2 Authorization.

(a) F&M has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to the conditions precedent set forth in Section 7. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of F&M, subject to the conditions precedent set forth in Section 7 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of F&M has approved the Merger pursuant to the terms and conditions of this Agreement.

(b) Except as set forth in the F&M Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 7 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either F&M’s or F&M Bank’s Articles of Incorporation or Code of Regulations; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either F&M or F&M Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which F&M or F&M Bank is a party or by which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect on F&M; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either F&M or F&M Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c) Other than in connection or in compliance with the provisions of the Home Owners’ Loan Act, Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Ohio banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by F&M and F&M Bank of the transactions contemplated by this Agreement.

(d) Except as set forth in the F&M Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 4.2(c) above and filings and approvals relating to the listing of the shares of F&M Shares to be issued in the Merger on the NASDAQ Capital Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of F&M outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by F&M or F&M Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

4.3 Capitalization.

(a) As of March 31, 2022, there were 20,000,000 F&M Shares authorized, without par value, of which 13,066,083 shares were issued and outstanding. Such issued and outstanding F&M Shares have been duly and validly authorized by all necessary corporate action of F&M, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Other than the F&M Shares, F&M has no other class of stock authorized.

(b) F&M owns all of the issued and outstanding shares of capital stock of each of the F&M Subsidiaries. Such issued and outstanding capital stock has been duly and validly authorized by all necessary corporate action, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder. All of the issued and outstanding shares of capital stock of the F&M Subsidiaries are owned by F&M free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.

(c) The F&M Shares to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and not subject to any preemptive rights.

4.4 Organizational Documents. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank in force as of the date hereof have been delivered to PPSF. The documents delivered by it represent true, accurate and complete copies of the corporate documents of F&M and F&M Bank in effect as of the date of this Agreement.

4.5 Compliance with Law. To the knowledge of “F&M Management” (as defined in Section 10.11), except as set forth in the F&M Disclosure Letter, neither F&M nor any F&M Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, F&M and each F&M Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither F&M nor any F&M Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of F&M or any F&M Subsidiary. Except as set forth in the F&M Disclosure Letter, F&M Bank has not received any notice of enforcement actions since January 1, 2019 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the F&M Disclosure Letter, F&M has not received any notice of enforcement actions since January 1, 2019 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to F&M. F&M Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.6 Accuracy of Statements. No information which has been or shall be supplied by F&M nor any F&M Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the Proxy Statement, Registration Statement, and regulatory applications relating to the Merger contains or shall contain (in the case of information relating to the Proxy Statement at the time it is mailed and for the regulatory applications and Registration Statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

4.7 Litigation and Pending Proceedings. Except as set forth in the F&M Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of F&M’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does F&M’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of F&M’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to F&M or any F&M Subsidiary as a result of an examination by any regulatory agency or body.

4.8 Financial Statements.

(a) F&M’s consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2021 and 2020, the unaudited consolidated balance sheet for the three months ended March 31, 2022, and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “F&M Financial Information”) present fairly the consolidated financial condition or position of F&M as of the respective dates thereof and the consolidated results of operations of F&M for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the F&M Financial Information and which have been made, extended or acquired since December 31, 2021: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that F&M Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming F&M Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming F&M Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if F&M Bank is not able to enforce any such security interest or mortgage.

4.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the F&M Disclosure Letter, since December 31, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, between the period from December 31, 2021 to the date of this Agreement, F&M and each F&M Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since December 31, 2021, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to F&M Shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of F&M or any F&M Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for F&M Shares.

4.10 Taxes, Returns and Reports. F&M and the F&M Subsidiaries have (a) duly and timely filed all material Tax Returns required to be filed by them as of the date hereof, and each Return is true, complete and accurate in all material respects; (b) paid all material Taxes due and payable by any of them upon their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed (in each case in writing) against F&M or any F&M Subsidiary, which amount has not been paid or such matter otherwise resolved. Except for Taxes not yet due and payable, the reserve for Taxes on the F&M Financial Information is adequate to cover all of F&M’s and the F&M Subsidiaries’ Tax liabilities (including, without limitation, income Taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2021. Neither F&M nor any F&M Subsidiary has or will have, any liability for Taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 2021, up to and including the Effective Time, except to the extent (i) reflected on the F&M Financial Information or on financial statements of F&M or any subsidiary subsequent to and the date of the F&M Financial Information or (ii) as set forth in the F&M Disclosure Letter. Neither F&M nor any F&M Subsidiary has received written notice that it is currently under audit by any state or federal Governmental Entity with respect to Taxes. Except as set forth in the F&M Disclosure Letter, none of the federal, state, or local Tax Returns of F&M or any F&M Subsidiary has been audited by any Governmental Entity during the past five years.

4.11 Deposit Insurance. The deposits of F&M Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and F&M Bank has paid all premiums and assessments with respect to such deposit insurance.

4.12 Reports. Since January 1, 2019, F&M and F&M Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the FRB, (ii) the FDIC, (iii) the ODFI, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “F&M Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by F&M and F&M Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable F&M Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of F&M or F&M Bank.

4.13 Absence of Defaults. Neither F&M nor F&M Bank is in violation of its Articles of Incorporation or Code of Regulations or, to the knowledge of F&M’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to F&M’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

4.14 Tax and Regulatory Matters. Neither F&M nor any F&M Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

4.15 Securities Law Compliance. F&M Shares are traded on the NASDAQ Capital Market under the symbol of “FMAO.” F&M has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating or applicable to F&M Shares. F&M has complied in all material respects with all applicable rules, regulations, or orders of any applicable self-regulatory organization (including, but not limited to, NASDAQ) relating or applicable to F&M Shares. Since January 1, 2019, F&M has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder, and under any rules and regulations of any applicable self-regulatory organization (including, but not limited to, NASDAQ), including F&M’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which have previously been delivered to PPSF. All such filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

4.16 Broker’s or Finder’s Fees. Except for Piper Sandler & Co., no agent, broker or other person acting on behalf of F&M or under any authority of F&M is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

4.17 Agreements with Regulatory Agencies. Except as set forth in the F&M Disclosure Letter in a manner permitted by applicable law, neither F&M nor the F&M Subsidiaries are subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the F&M Regulatory Authorities or other governmental entity.

4.18 Sufficient Funds. F&M has, as of the date hereof, sufficient cash on hand, other sources of available funds and a loan commitment, to enable F&M to timely pay the cash portion of the Merger Consideration and to satisfy its obligations under and to consummate the transactions contemplated by this Agreement.

4.19 No Shareholder Approval. No vote or consent of any of the holders of F&M Shares is required by law, contract, or NASDAQ listing requirements for F&M to enter into this Agreement and to consummate the Merger.

4.20 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 4 shall expire on the Effective Time or the earlier termination of this Agreement, and thereafter F&M and F&M Bank and all directors and officers of F&M and F&M Bank shall have no further liability with respect thereto.

4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, F&M and F&M Bank make no other express or implied representation or warranty to PPSF.

SECTION 5

COVENANTS OF PPSF

PPSF covenants and agrees with F&M and F&M Bank to act, as follows:

5.1 Shareholder Approval.

(a) Following the execution of this Agreement, PPSF shall take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the Registration Statement becomes effective, subject to extension with the consent of F&M, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the adoption of this Agreement and approval of the Merger and any other matter required to be approved by the shareholders of PPSF in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b) Subject to Section 5.5 hereof, PPSF shall cooperate with F&M in the preparation of an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”) and use its reasonable best efforts to obtain the requisite vote of PPSF’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by PPSF in connection with the Shareholder Meeting are solicited in compliance with the DGCL, the Certificate of Incorporation and Bylaws of PPSF, and all other applicable legal requirements. PPSF shall keep F&M updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by F&M.

(c) Subject to Section 5.5 hereof, PPSF’s Board of Directors shall recommend that PPSF’s shareholders vote to adopt this Agreement and approve the Merger and any other matters required to be approved by PPSF’s shareholders for consummation of the Merger and the transactions contemplated hereby.

5.2 Other Approvals. As soon as reasonably practicable following the date hereof, PPSF shall use its best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

5.3 Conduct of Business.

(a) Except as otherwise set forth in the PPSF Disclosure Letter or as provided for in this Agreement, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, PPSF shall not and shall cause Peoples Bank not to, without the prior written consent (which may include consent via electronic mail) of F&M, (i) make any changes in its capital structure, including, but not limited to the redemption of PPSF Shares; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement; (iii) declare, distribute or pay any dividends on its common shares, or authorize a stock split, or make any other distribution to its shareholders, except for PPSF’s regular, quarterly cash dividend in an amount not greater than $0.08 per common share; provided, however, PPSF and F&M shall coordinate PPSF’s dividend schedule for the quarter in which Closing occurs so that holders of PPSF Common Stock do not receive dividends on both F&M and PPSF Common Stock attributable to the same calendar quarter; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell its assets or any of its securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property (other than other real estate owned) or asset the fair market value of which exceeds $20,000.00, in the aggregate; except for payments or disbursements, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by Peoples Bank and the creation of deposit liabilities and advances from the Federal Home Loan Bank, in each case, in the ordinary course of business consistent with past practice; (vi) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices, and except for stay bonuses, that receive the prior approval of F&M, and that are paid to PPSF or Peoples Bank employees that PPSF identifies as important to ensure their retention through Closing for the operations of PPSF) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of PPSF or Peoples Bank; (viii) except as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of PPSF or Peoples Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend PPSF’s Certificate of Incorporation or Bylaws or Peoples Bank’s Charter or Bylaws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of PPSF or Peoples Bank; (xi) fail to make additions to its reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; (xiii) make any loans or establish or expand any deposit or trust relationship not consistent with prior practice, the policies and procedures of PPSF, Peoples Bank or applicable law; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

(b) PPSF and Peoples Bank shall maintain, or cause to be maintained, in full force and effect, insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as currently in effect on the date of this Agreement.

(c) PPSF and Peoples Bank shall provide F&M and its representatives reasonable access, during normal business hours and on reasonable advance notice to PPSF, to further information (to the extent permissible under applicable law) and PPSF’s and Peoples Bank’s premises for purposes of observing PPSF’s and Peoples Bank’s business activities and operations and to consult with PPSF’s and Peoples Bank’s officers and employees so as to make all necessary preparations for the Merger. F&M may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that PPSF’s and Peoples Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. PPSF and F&M shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions will cause undue disruption or interference with PPSF’s and Peoples Bank’s normal operations nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to PPSF, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (ii) materials that relate to the negotiation or approval of this Agreement, or (iii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by PPSF or Peoples Bank. F&M will use such information as is provided to it by PPSF or Peoples Bank, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of PPSF and Peoples Bank and for such other purposes as may be related to this Agreement, and F&M and F&M Bank will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 6.4 below. Neither PPSF nor Peoples Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.4 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of PPSF and Peoples Bank shall (a) carry on its business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve its business organization intact, to keep its present officers and employees and to preserve its present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound. All of the foregoing shall be subject to the effects, if any, of the execution and delivery of this Agreement and the obligations contained herein.

5.5 Other Negotiations.

(a) PPSF shall not, during the term of this Agreement, directly or indirectly through agents, directors, officers or otherwise, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting PPSF (or its securities or assets) that, if effected, would constitute an acquisition of control of PPSF within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the FRB thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that PPSF’s Board of Directors determines in good faith and after consultation with legal counsel, that, in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, PPSF’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of PPSF or which did not otherwise result from a breach of Section 5.5(a), subject to its compliance with Section 5.5(c), (i) furnish information with respect to PPSF to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Mutual Confidentiality and Non-Disclosure Agreement entered into between PPSF and F&M in connection with the transactions contemplated by this Agreement, and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that PPSF’s Board of Directors determines in good faith and after consultation with legal counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, PPSF may (A) withdraw, modify or otherwise change in a manner adverse to F&M, the recommendation of PPSF’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that PPSF’s Board of Directors may not terminate this Agreement pursuant to this Section 5.5(b) unless and until (x) 10 business days have elapsed following the delivery to F&M of a written notice of such determination by PPSF’s Board of Directors and during such 10 business-day period, PPSF otherwise cooperates with F&M with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such 10 business-day period, PPSF’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which PPSF’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to PPSF’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of PPSF’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to PPSF’s Board of Directors prior to the date of this Agreement.

(c) In addition to the obligations of PPSF set forth in Section 5.5(a) and (b), PPSF shall advise F&M orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. PPSF shall keep F&M reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal. F&M will keep all such information in confidence.

5.6 Announcement; Press Releases. In connection with the execution of this Agreement, PPSF and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, PPSF shall not issue any additional press releases or make any other announcements or disclosures to the public generally relating to the Merger and the other transactions contemplated hereby without the prior approval of F&M, which approval will not be unreasonably withheld, provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party from making any disclosure that its legal counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

5.7 PPSF Disclosure Letter. PPSF shall supplement, amend and update as of the Effective Time the PPSF Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the PPSF Disclosure Letter. If, at any time prior to the Effective Time, PPSF becomes aware of a fact or matter that might indicate that any of the representations and warranties of PPSF herein may be untrue, incorrect or misleading in any material respect, PPSF shall promptly disclose such fact or matter to F&M in writing.

5.8 Confidentiality. PPSF shall use commercially reasonable efforts to cause its respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from F&M, unless such information (a) was already known to PPSF, (b) becomes available to PPSF from other sources, (c) is independently developed by PPSF, (d) is disclosed by PPSF in accordance with the terms of prior written approval of F&M, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. PPSF further agrees that, in the event this Agreement is terminated, it will return to F&M, or destroy, all information obtained by PPSF from F&M or F&M Bank, including all copies made of such information by PPSF except to the extent that PPSF is advised by legal counsel of the need to retain such information or documentation. This provision shall survive the Effective Time or the earlier termination of this Agreement.

5.9 Cooperation. PPSF shall cooperate with F&M and its officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) PPSF shall cooperate and assist F&M in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (b) PPSF shall furnish F&M with all information concerning itself that F&M may request in connection with the preparation of the documentation referenced above.

5.10 PPSF Fairness Opinion. Prior to the execution of this Agreement, the PPSF Board of Directors has received the opinion of Boenning & Scattergood (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of PPSF Common Stock. As of the date of this Agreement, such opinion has not been amended or rescinded.

5.11 Financial Statements and Other Reports. Promptly upon its becoming available, PPSF shall furnish to F&M one copy of each financial statement, report, notice, or proxy statement sent by PPSF to its shareholders generally or filed with any Regulatory Authorities except as limited or prohibited by applicable law or regulation.

5.12 Adverse Actions. PPSF shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Section 7 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.13 Employment Agreements. PPSF will cause the termination of each of the Debra A. Geuy, Donna M. Williams, Joshua A. Buehler and Steven R. Goins employment agreements as more fully described in the PPSF Disclosure Letter (the “Employment Agreements”) and pay the lump sum change in control amounts specified in the Employment Agreements immediately prior to the Effective Time, as if such employee had been terminated in connection with a change of control. In exchange for such payment each payment recipient will provide an appropriate release, which, if not attached to the applicable Employment Agreement will be in such form as reasonably approved by F&M. In addition, F&M shall assume the obligation to pay for the continuation of COBRA coverage, and disability and life insurance, as provided for, and subject to the same requirements and limitations as are set forth in, the Employment Agreements. F&M Bank shall have the right to continue to discuss potential future employment relationships with the officers of PPSF from the date hereof through and after the Effective Time.

5.14 401(k) Plan and ESOP.

(a) PPSF shall cause the Peoples Federal Savings & Loan Association of Sidney 401(k) Retirement Plan (the “PPSF 401(k) Plan”) to be terminated effective as of the day immediately preceding the Effective Time.

(b) As soon as practicable after the date of this Agreement, PPSF will request that the trustee (the “ESOP Trustee”) of the Peoples-Sidney Financial Corporation Employee Stock Ownership Plan (the “Peoples ESOP”) take all necessary action required by the Peoples ESOP and applicable law to conduct a pass-through voting procedure requesting the Peoples ESOP participants to provide the ESOP Trustee with confidential written directions on whether to vote the shares of PPSF Common Stock owned by the Peoples ESOP either in favor of or against the Merger (the “ESOP Vote”). PPSF will, or will request that the ESOP Trustee, provide to F&M for review and comment, reasonably in advance of the ESOP Vote, but in any event within 10 business days of the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to the Peoples ESOP participants in connection with the ESOP Vote. F&M shall have five business days to review and provide comments with respect to the materials proposed to be disclosed to the Peoples ESOP participants in connection with the ESOP Vote.

(c) Prior to the Effective Time, but after the receipt of approval of the Merger by PPSF’s shareholders and the receipt of regulatory approvals required by Section 7.01(b) of this Agreement, the PPSF Board of Directors shall adopt a resolution approving the termination of the Peoples ESOP effective as of the day immediately preceding the Effective Time. In addition, the Boards of Directors of PPSF and Peoples Bank shall approve the adoption of any amendments to the Peoples ESOP sufficient to (i) terminate the Peoples ESOP effective as of the day immediately preceding the Effective Time, (ii) eliminate all future benefit accruals under the Peoples ESOP and to amend the Peoples ESOP into a profit sharing plan not calling for investment of plan assets primarily in employer securities effective as of the day immediately preceding the Effective Time, and (iii) otherwise give effect to the provisions of this Section 5.14(c). The accounts of all participants in the Peoples ESOP shall become fully vested upon termination of the Peoples ESOP. At the Effective Time, any shares of PPSF Common Stock held in the Peoples ESOP as of the Effective Time shall be converted into the right to receive, without interest, the Merger Consideration. Following the Effective Time, F&M will apply for an IRS determination letter ruling that the termination of the Peoples ESOP is in compliance with the Code (the “ESOP Determination Letter”) and will cause the assets under the Peoples ESOP to be distributed to the Peoples ESOP participants after the receipt of the ESOP Determination Letter.

SECTION 6

COVENANTS OF F&M AND F&M BANK

F&M and F&M Bank covenant and agree with PPSF as follows:

6.1 Approvals. As soon as reasonably practicable, but in any event within 30 days following execution and delivery of this Agreement, F&M will file an application with the FRB (or seek a waiver of such filing obligation), the ODFI and the FDIC for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and PPSF will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, F&M shall provide PPSF and its counsel with a copy of such applications (but excluding any information contained therein regarding F&M and its business or operations for which confidential treatment will be requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise

PPSF and its counsel of any material communication received by F&M or its counsel from any regulatory authorities with respect to such applications. In addition, F&M agrees to prepare, in cooperation with and subject to the review and comment of PPSF and its counsel, a registration statement on Form S-4, including a prospectus of F&M (the “Registration Statement”), to be filed no later than 60 days after the date hereof by F&M with the SEC in connection with the issuance of F&M Shares in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, PPSF and F&M constituting a part thereof (the “Proxy Statement”) and all related documents). F&M agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. F&M agrees to advise PPSF, promptly after F&M receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of F&M Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. F&M agrees to use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Capital Market (subject to official notice of issuance), the F&M Shares to be issued to the holders of PPSF Shares in the Merger.

6.2 Employee Benefit Plans.

(a) F&M shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Time, employees of PPSF and Peoples Bank who become employees of F&M Bank shall be entitled to participate in the employee benefit plans of F&M and F&M Bank. Until such time as such employees of PPSF and Peoples Bank become covered by the F&M Bank group health, life and disability insurance benefit plans, they shall remain covered by the corresponding PPSF and Peoples Bank welfare benefit plans, which F&M and F&M Bank shall assume and maintain as successor employers to the extent such plans are not terminated as of the Effective Time.

(b) With respect to each employee benefit plan or benefit arrangement maintained by F&M or F&M Bank in which employees of PPSF and Peoples Bank subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M or F&M Bank will ensure that service with PPSF and Peoples Bank will be treated as service with F&M or F&M Bank; provided, however, that service with PPSF and Peoples Bank shall not be treated as service with F&M and F&M Bank for purposes of benefit accrual, except with respect to vacation and severance benefits. F&M and F&M Bank shall honor all benefits vested and earned by employees of PPSF and Peoples Bank through the Effective Time. Upon merger or termination of the Employee Plans or other employee benefit plans of PPSF and Peoples Bank, F&M and F&M Bank shall honor any acceleration provision therein.

(c) F&M and F&M Bank agree that the employees of PPSF and Peoples Bank will be permitted to elect to make direct rollover contributions (including participant loans) to the 401(k) plan maintained by F&M and/or F&M Bank as direct rollovers from the terminated PPSF 401(k) Plan and Peoples ESOP, if permitted under the applicable F&M or F&M Bank plan without unreasonable requirements or expense on the part of F&M or F&M Bank; provided that (i) F&M may, in its discretion, make such direct rollovers subject to and conditioned upon the receipt of an IRS determination letter on the termination of the PPSF 401(k) Plan and Peoples ESOP, and (ii) such rollover contributions will be completed within the period of 90 days following receipt of such IRS determination letter.

(d) Except for employees receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of PPSF and Peoples Bank as of the Effective Time (i) who are still employed by PPSF and Peoples Bank and who F&M or F&M Bank elect not to employ after the Effective Time or do not accept employment with F&M or F&M Bank because F&M or F&M Bank’s offer of employment was for less favorable compensation or at a location that is more than 25 miles from such employee’s location of employment immediately prior to the Effective Time or who are terminated other than for cause within six (6) months after the Effective Time; and (ii) who sign and deliver a termination and release agreement in a form acceptable to F&M, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with PPSF and Peoples Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.

(e) Except for employees receiving payments for COBRA under the Employment Agreements, F&M shall make available COBRA continuation coverage to any qualified employee or former employee of PPSF or Peoples Bank and to their respective qualified beneficiaries, at such person’s sole cost, on and after the Effective Time, regardless of when the qualifying event occurred.

(f) Neither the terms of this Section 6.2 nor the provision of any employee benefits provided by F&M or F&M Bank to employees of PPSF or Peoples Bank shall: (i) limit or modify F&M’s or F&M Bank’s at-will employment policy or any employee’s at will employment status; (ii) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of PPSF or Peoples Bank; or (iii) prohibit or restrict F&M or F&M Bank, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

6.3 Announcement; Press Releases. In connection with the execution of this Agreement, PPSF and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither F&M nor F&M Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of PPSF, which approval will not be unreasonably withheld, provided, however, that nothing in this Section 6.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

6.4 Confidentiality. F&M shall, and shall use its best efforts to cause F&M Bank and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from PPSF, unless such information (i) was already known to F&M prior to entering into merger discussions with PPSF, (ii) becomes available to F&M from other sources, (iii) is independently developed by F&M, (iv) is disclosed by F&M with and in accordance with the terms of prior written approval of PPSF, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. F&M further agrees that in the event this Agreement is terminated, it will return to PPSF, or will destroy, all information obtained by it regarding PPSF, including all copies made of such information by F&M except to the extent that F&M is advised by legal counsel of the need to retain such information or documentation. This provision shall survive the Effective Time or the earlier termination of this Agreement.

6.5 Directors and Officers Insurance.

(a) For a period of at least six years from the Effective Time (the “Tail Coverage Period”), F&M shall obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of PPSF and Peoples Bank and Peoples Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PPSF or Peoples Bank; provided, however, that if F&M is unable to obtain such endorsement, then F&M may purchase tail coverage under PPSF’s or Peoples Bank’s existing director and officer liability insurance policy for such claims; provided further that in no event shall F&M be required to expend in the aggregate during each year of the Tail Coverage Period more than 2 times the annual amount paid by PPSF or Peoples Bank for its director and officer liability insurance coverage immediately prior to the Effective Time (the “Insurance Amount”); provided further, that if F&M is unable to maintain or obtain the insurance called for by this Section 8.5, F&M shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of PPSF and Peoples Bank may be required to make application and provide customary representations and warranties to F&M’s insurance carrier for the purpose of obtaining such insurance.

(b) Following the Effective Time, F&M will provide any PPSF and Peoples Bank officers, directors and employees who become officers, directors and employees of F&M or F&M Bank or their subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that F&M provides to other officers, directors and employees of F&M or its subsidiaries. In addition, F&M further agrees to indemnify and advance expenses to the current and former directors, officers and employees of PPSF and Peoples Bank after the Effective Time, for all actions taken by them prior to the Effective Time in their respective capacities as directors, officers and employees to the same extent (and subject to the same limitations) as the indemnification provided by PPSF under its Certificate of Incorporation and Bylaws or Peoples Bank’s Charter and Bylaws (as applicable) to such directors, officers and employees immediately prior to the Effective Time and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c) All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of PPSF and Peoples Bank as provided in its Certificate of Incorporation and Bylaws and Peoples Bank as provided in its Charter and Bylaws and any existing indemnification agreements or arrangements of PPSF and Peoples Bank described in the PPSF Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by F&M following the Effective Time with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Time.

(d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of PPSF and Peoples Bank, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of PPSF and Peoples Bank or Peoples Bank, or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e) If F&M shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of F&M shall assume the obligations set forth in this Section 6.5.

6.6 SEC and Other Reports. Promptly upon its becoming available, F&M shall furnish to PPSF one copy of each financial statement, report, notice, or proxy statement sent by F&M to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by F&M with the SEC or any successor agency, and of any notice or communication received by F&M from the SEC, which is not available on the SEC’s EDGAR internet database.

6.7 F&M Disclosure Letter. F&M shall supplement, amend and update as of the Effective Time the F&M Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the F&M Disclosure Letter. If, at any time prior to the Effective Time, F&M becomes aware of a fact or matter that might indicate that any of the representations and warranties of F&M herein may be untrue, incorrect or misleading in any material respect, F&M shall promptly disclose such fact or matter to PPSF in writing.

6.8 Adverse Actions. Neither F&M nor F&M Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Section 7 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.9 Cooperation. F&M and F&M Bank shall cooperate with PPSF and Peoples Bank and its officers, employees, attorneys, accountants and other agents, and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.10 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, F&M and F&M Bank shall (a) except as set forth in the F&M Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; (c) maintain, or cause to be maintained, in full force and effect insurance on its properties and operations with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses; and (d) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time:

7.1 Shareholder Approval. The shareholders of PPSF shall have approved the Merger as required by applicable law.

7.2 Registration Statement Effective. F&M shall have registered its F&M Shares to be issued to shareholders of PPSF in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by F&M. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The F&M Shares to be issued to shareholders of PPSF in accordance with this Agreement shall have been listed for trading on the NASDAQ Capital Market (subject to official notice of issuance).

7.3 Tax Opinions.

(a) F&M shall have obtained an opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Time, to the effect that the Merger effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from PPSF and F&M, which representations may take the form of written certifications.

(b) PPSF shall have received a letter from Vorys, Sater, Seymour and Pease LLP addressed to the shareholders of PPSF, in form and substance reasonably acceptable to the parties, dated on or about the Effective Time, to the effect that the Merger effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from PPSF and F&M, which representations may take the form of written certifications.

7.4 Regulatory Approvals. The ODFI and the FDIC shall have authorized and approved the Bank Merger and the transactions related thereto and the FRB shall either have authorized and approved the Merger and the transactions related thereto, or issued a waiver of its approval for the Merger. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated. Copies of all such regulatory approvals shall have been delivered to PPSF.

7.5 Officer’s Certificate. F&M and PPSF shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Time, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Time, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally, PPSF shall certify as to the number of shares of its capital stock issued and outstanding as of the Effective Time.

7.6 Secretary’s Certificate. F&M and PPSF shall have delivered to each other copies of the resolutions adopted by the Board of Directors of F&M and PPSF, certified by each entity’s Secretary as of the Effective Time, relative to the approval of this Agreement and the Merger.

7.7 No Judicial Prohibition. None of PPSF, Peoples Bank, F&M or F&M Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

7.8 PPSF Fairness Opinion. Prior to the execution of this Agreement, the PPSF Board of Directors has received the opinion of Boenning & Scattergood (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of PPSF Common Stock. As of the date of this Agreement, such opinion has not been amended or rescinded.

7.9 Termination of Employment Agreements. Effective as of the Effective Time, PPSF shall have terminated the Employment Agreements and paid the change in control payments due thereunder.

7.10 Exchange Fund. F&M shall have (i) authorized the issuance of and shall have made available to the Exchange Agent, for the benefit of the registered shareholders of PPSF Common Stock for exchange in accordance with Section 1, the New Certificates to be issued pursuant to Section 1.5, or confirmation regarding issuance of the interest in the F&M Shares in book entry form, and (ii) deposited with the Exchange Agent sufficient cash for payment of the cash portion of the Merger Consideration and cash in lieu of any fractional F&M Shares in accordance with Section 1.5.

7.11 D&O Tail Insurance. F&M shall have delivered to PPSF evidence of the endorsement to its director and officer liability insurance policy or purchase of a director and officer liability insurance in accordance with Section 6.5, as applicable.

7.12 Financial Test. As of the last day of the month preceding the Closing Date PPSF shall have total stockholders’ equity of at least $16,000,000.00, excluding (i) any accumulated other comprehensive income, as calculated in accordance with generally accepted accounting principles consistently applied, and less (ii) Transaction Expenses. For purposes of this Section 7.12 “Transaction Expenses” shall mean legal, accounting and investment banking fees incurred in connection with the Merger, expenses incurred in connection with the termination of data processing contracts in connection with the Merger, expenses incurred in connection with the purchase of tail insurance coverage under Section 6.5(a) and expenses incurred in connection with the payments made pursuant to Section 5.13.

7.13 Miscellaneous. F&M and PPSF shall have delivered to each other such other documents and information, in a form reasonable satisfactory to the receiving party, as the other party or its legal counsel may have reasonably requested.

SECTION 8

TERMINATION OF MERGER

8.1 Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by written notice delivered by F&M to PPSF or by PPSF to F&M only for the following reasons:

(a) By the mutual consent of F&M and PPSF, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b) By F&M or by PPSF, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c) By F&M or PPSF, in the event of the failure of PPSF’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that PPSF shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.1;

(d) By F&M or PPSF, if either (i) any approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e) By PPSF, F&M or F&M Bank, if the transaction contemplated herein has not been consummated by March 31, 2023; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(f) By PPSF, in accordance with the terms of Section 5.5(b) of this Agreement;

(g) By F&M or F&M Bank, if PPSF’s Board of Directors fails to make, withdraws or modifies its recommendation for PPSF’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

(h) By F&M or F&M Bank, (i) if PPSF breaches in any material respect its notice obligations under Section 5.5(c) or (ii) if within 60 days after giving F&M written notice pursuant to Section 5.5(c) of an Acquisition Proposal, PPSF does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide F&M with written notice of such termination; or

(i) By F&M if greater than 10% of the outstanding shares of PPSF Common Stock have become and remain Dissenting Shares as described in Section 1.6.

8.2 Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by PPSF in accordance with Section 8.1(f) or by F&M in accordance with Section 8.1(g) or 8.1(h), then PPSF shall pay F&M the sum of $1,000,000.00 as a termination fee. Such payment shall be made within 10 days of the date of notice of termination. F&M shall also be entitled to recover from PPSF its reasonable attorneys’ fees, if any, incurred in the enforcement of the two immediately preceding sentences. The termination fee payable by PPSF constitutes liquidated damages and not a penalty and shall be the sole remedy of F&M in the event of termination of this Agreement based on Sections 8.1(f), 8.1(g) or 8.1(h).

SECTION 9

EFFECTIVE TIME OF THE MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Certificate of Merger providing for the Merger of PPSF with and into F&M Bank. Unless otherwise agreed to by the parties, the Effective Time shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger outlined in Section 7 have been satisfied.

SECTION 10

MISCELLANEOUS

10.1 Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 6.2(c) and 6.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of PPSF and Peoples Bank, as applicable, as specified in such sections and shall be enforceable by such individuals against F&M, and (b) the terms and provisions of Section 1.5 shall inure to the benefit of the former shareholders of PPSF. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

10.2 Waiver; Amendment.

(a) F&M and PPSF may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b) Notwithstanding the prior approval by the shareholders of PPSF, this Agreement may be amended, modified or supplemented by the written agreement of PPSF and F&M without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 1.5 hereof, or shall otherwise materially adversely affect the rights of the shareholders of PPSF or the tax consequences of the Merger to the shareholders of PPSF without the further approval of such shareholders.

10.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, (ii) on the next business day, if sent by a nationally recognized overnight courier for overnight delivery (receipt requested), (iii) on the day of transmission if sent via facsimile transmission or electronic mail during normal business hours to the facsimile numbers or email addresses given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iv) on the fifth day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to F&M:	With a copy to:

307 N. Defiance Street Archbold, Ohio 43502 Attn: Lars B. Eller President & CEO FAX: (419) 446-2982 Email: LEller@fm.bank	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Attn: Thomas C. Blank Martin D. Werner FAX: (419) 241-6894 Email: tblank@shumaker.com mwerner@shumaker.com

If to PPSF: 101 E. Court Street Sidney, Ohio 45365 Attn: Debra A. Geuy President &CEO FAX: (937) 498-4554 Email: Deb.Geuy@peoplesfederalsandl.com	With a copy to: Vorys, Sater, Seymour & Pease 301 East Fourth Street Suite 3500 Great American Tower Cincinnati, OH 45202 Attn: Kimberly J. Schaefer FAX: (513) 852-7892 Email: kjschaefer@vorys.com or to such substituted address as any of them have given to the other in writing.

10.4 Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

10.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by electronic or facsimile signatures, each of which shall constitute an original signature.

10.7 Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Ohio, without regard to choice of law principles.

10.8 Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between F&M and PPSF relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

10.9 Expenses. F&M and PPSF shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment banker for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Time or the earlier termination of this Agreement.

10.10 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the executive officers or members of its Board of Directors (a “Transaction Litigation”), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

10.11 Certain Definitions. For purposes of this Agreement, “PPSF’s Management” means either of Debra A. Geuy or Donna M Williams; and “F&M’s Management” means either of Lars B. Eller or Barbara J. Britenriker. The phrases “to the knowledge of”, “known to” and similar formulations with respect to PPSF’s Management or F&M’s Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

10.12 Survival of Contents. Only the provisions of Sections 5.8, 6.4, 8.2, 10.9 and this Section 10.12 shall survive beyond the termination of this Agreement. The provisions of Sections 5.8, 6.2, 6.4, 6.5, 10.9 and this Section 10.12 shall survive beyond the Effective Time.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, F&M and PPSF have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Lars B. Eller
Lars B. Eller, President
and Chief Executive Officer

PEOPLES-SIDNEY FINANCIAL
CORPORATION

By:	/s/ Debra A. Geuy
Debra A. Geuy, President
and Chief Executive Officer

EXHIBIT A

BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

Merging

PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION

a federal stock savings and loan association,

with and into

THE FARMERS & MERCHANTS STATE BANK

an Ohio commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the [__] day of [____________], 2022, by and between The FARMERS & MERCHANTS STATE BANK, an Ohio commercial bank (“F&M Bank”), and PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION, a federal stock savings and loan association (the “Bank”) (F&M Bank and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into F&M Bank in accordance with 12 U.S.C. §1828(c), Chapter 11 of the Ohio Revised Code and the Home Owners’ Loan Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Merger (the “Merger Agreement”) between Farmers & Merchants Bancorp, Inc., an Ohio corporation (“F&M”) and Peoples-Sidney Financial Corporation, a Delaware corporation (“PPSF”) dated as of even date herewith (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both F&M Bank and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, F&M, as the sole shareholder of F&M Bank, and PPSF, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into F&M Bank in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of F&M Bank, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. F&M Bank shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the laws of the State of Ohio and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2 Further Assurances. If, after the Effective Time, F&M Bank shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in F&M Bank, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to F&M Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in F&M Bank and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of F&M Bank are authorized in the name of the Bank or otherwise to take any and all such action.

1.3 Offices. Immediately following the Merger, F&M Bank’s principal office shall be located at 307 N. Defiance Street, Archbold, Ohio 43502 and the Bank’s offices shall become branch offices of F&M Bank.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF REGULATIONS,

BOARD OF DIRECTORS AND OFFICERS

2.1 Name. The name of the surviving bank shall be “The Farmers & Merchants State Bank.”

2.2 Articles of Incorporation. The Articles of Incorporation of F&M Bank shall be the Articles of Incorporation of the surviving bank.

2.3 Code of Regulations. The Code of Regulations of F&M Bank (the “Code of Regulations”) shall be the Code of Regulations of the surviving bank.

2.4 Officers and Directors. The directors of F&M Bank shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations. The officers of F&M Bank shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1 Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all issued and outstanding shares of the common stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2 Shares of F&M Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all two thousand six hundred (2,600) issued and outstanding shares of the common stock of F&M Bank, shall represent all of the issued and outstanding shares of the common stock of the surviving bank.

ARTICLE IV

SHAREHOLDER APPROVAL

F&M, as the sole shareholder of F&M Bank, and PPSF, as the sole shareholder of the Bank, have approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1 Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a) appropriate approvals must be obtained from or notices filed with the Ohio Division of Financial Institutions, Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation; and

(b) the Holding Company Merger must occur.

5.2 Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or at such later time as designated by F&M and otherwise approved by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Ohio providing for the merger of the Bank with and into F&M Bank (the “Effective Time”).

5.3 Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a) by the mutual consent of F&M Bank and the Bank; or

(b) automatically and without further action by either F&M Bank or the Bank if the Merger Agreement is terminated for any reason.

5.4 Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of F&M Bank or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[THIS SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“F&M BANK”	The FARMERS & MERCHANTS STATE BANK, an Ohio State commercial bank, By: __________________________________ Printed: Lars B. Eller Its: President and Chief Executive Officer

ATTEST:_____________________ Secretary/Cashier

“BANK”	PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION, a Federal Savings and Loan Association, By: _____________________________________+ Printed: Debra A. Geuy Its: President and Chief Executive Officer

ATTEST:_____________________ Secretary/Cashier

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this ____ day of _____________, 2022, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”), and the undersigned directors (each, a “Director”, and collectively, the “Directors”) of PEOPLES-SIDNEY FINANCIAL CORPORATION, a Delaware corporation (“PPSF”).

W I T N E S E T H:

In consideration of the execution by F&M of the Agreement and Plan of Merger between F&M and PPSF of even date herewith (the “Merger Agreement”), the undersigned Directors of PPSF hereby agree that each of them shall cause all PPSF common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Directors are directors or are the principal shareholders (but in each such case only to the extent the Director has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Schedule 1 attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of PPSF with and into F&M in accordance with and pursuant to the terms of the Merger Agreement at the special meeting of shareholders of PPSF called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Director shall be permitted to vote such Shares in favor of another Acquisition Proposal (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of PPSF if both of the following shall have occurred: (a) PPSF’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to PPSF’s shareholders in accordance with Section 5.5 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 8.1(f) thereof.

Each of the Directors further agrees and covenants that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity prior to the annual or special meeting of shareholders of PPSF called for the purpose of voting on the Merger Agreement without the prior written consent of F&M, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that F&M may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Directors who execute this Agreement shall be bound hereby, irrespective of whether all Directors execute this Agreement. The obligations of each of the Directors under the terms of this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Director from taking any action solely in his or her capacity as a member of PPSF’s Board of Directors or from exercising his or her fiduciary duties as a member of PPSF’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, F&M and each of the undersigned Directors of PPSF have made and executed this Agreement as of the day and year first above written.

FARMERS & MERCHANTS BANCORP, INC.

By:
Lars B. Eller,
President and Chief Executive Officer

DIRECTORS

SCHEDULE 1

LISTING OF SHARES

NAME	AMOUNT

B-5